Exhibit 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE August 2, 2012	For More Information Contact: Susan Knight, Chief Financial Officer (952) 937-4000

MTS REPORTS FISCAL 2012 THIRD QUARTER FINANCIAL RESULTS

➢	Revenue increased 21 percent to a record high of $142 million.
➢	Non-GAAP EPS increased 55 percent to $1.07, a new Company record, excluding U.S. Government settlement costs. On a GAAP-basis EPS decreased 14 percent to $0.59.
➢	Base orders (those under $5 million) rose 12 percent driven by the strength of the Test business. Total orders declined 1 percent primarily from variability in large orders.
➢	Company generated strong cash from operations of $32.6 million.
➢	MTS affirms previous fiscal 2012 revenue growth in the mid to upper teens, and EPS growth from operations, excluding the previously mentioned accrual, in the low to mid-teens.

Eden Prairie, Minn., August 2, 2012 – MTS Systems Corporation (NASDAQ: MTSC), a leading global supplier of high performance test systems and position sensors, today announced financial results for its fiscal 2012 third quarter ended June 30, 2012.

“MTS delivered very strong overall performance in the quarter despite significant currency headwinds – double-digit gains in revenue and improved gross margins, both at or very near record levels. While diluted earnings per share declined due to the settlement accrual, we are very pleased to have achieved $1.07 in earnings per share from operations,” said Dr. Jeffrey A. Graves, President and Chief Executive Officer. “MTS has always impressed me as a technology leader adept at solving our customers’ toughest engineering problems. After joining MTS in May, my impressions have been reinforced. Our engineering leadership and distinction in serving blue chip customers is the foundation on which we are building a sustainable future.”

MTS recorded an accrual of $7.75 million, or $0.48 per share, related to the Company’s agreement in principle to settle the U.S. Government investigation. Dr. Graves said, “We are happy to put the government investigation behind us. We have made great progress to ensure we meet the U.S. Government’s contractor standards and we are committed to meeting these requirements every day. Additionally, we are excited about the many global technology and service growth opportunities in our markets. We remain positioned to deliver on our previously provided outlook of revenue growth in the mid- to high- teens and EPS growth, excluding the previously mentioned accrual, in the low- to mid- teens for the full year.”

Commenting on the quarter, Dr. Graves continued, “I am extremely pleased with the performance of the Test segment this quarter – the business delivered on all fronts. The ever-increasing speed of product development in our major end markets drives the need for our testing equipment and expertise. Test capitalizes on the need for new product testing to address increasingly stringent standards in the transportation industries for fuel efficiency and tire performance, the use of new materials, such as fiber-reinforced composites, as well as the demand for new products in developing countries where the road infrastructure and customer expectations on price and performance are rapidly evolving. Dr. Graves continued, “Sensors is still experiencing headwinds in the markets for its industrial machinery and mobile hydraulics products but margins remain strong. We look forward to the time when a more robust capital investment environment returns, and the fruits of our continuing R&D efforts can be realized.”

MTS News Release

Third Quarter Results

At $148.0 million, orders exceeded $115 million for the eighth consecutive quarter. Base orders rose 12 percent compared to the prior year, reflecting continued strong growth in Test. Total orders declined 1 percent compared to the fiscal 2011 third quarter due to large order variability, as well as a 4 percent negative impact of currency translation and lower order levels in Sensors. There were two large orders (>$5 million) in the quarter totaling $20 million, compared to three larger orders totaling $35 million in last year’s third quarter.

Test orders improved 2 percent compared to the fiscal 2011 third quarter, despite the 3 percent negative currency translation impact. Sensors orders declined 12 percent compared to the same quarter last year. Approximately half of the Sensors decline was due to currency translation. Backlog of $286 million decreased 1 percent versus the prior year.

Revenue was $141.7 million, up 21 percent compared to the prior year, including 30 percent growth in Test, driven by higher beginning backlog, partially offset by an 8 percent decline in Sensors. Currency translation had a 4 percent negative impact. The gross margin rate rose to 44.9 percent, up 2.2 percentage points compared to last year’s period, reflecting volume leverage and productivity improvements in Test. Gross margin was also up sequentially from 43.7 percent in the second quarter fiscal 2012.

Income from operations totaled $18.2 million, 16 percent higher than the prior year. The increase resulted from strong gross margin, partially offset by $11.3 million in higher operating expenses that includes the previously mentioned $7.8 million accrual. In addition, MTS continued to invest in strategic and productivity initiatives, adding talent to support selling and compliance efforts, as well as planned research and development projects.

Earnings per share in the quarter were $0.59, compared to $0.69 per share in the prior year. This decrease primarily stems from the $0.48 per share negative impact from the previously mentioned accrual, partially offset by income from operations. The tax rate for the quarter rose to 48.1% from 33.2%, mainly due to the impact of the accrual related to the U.S. Government matters. The accrual is not deductible for income tax purposes and resulted in an increase in the tax rate of 14.2 percentage points.

Cash Position

Cash and cash equivalents at the end of the second quarter totaled $145.5 million, up sequentially from $123.2 million at the end of second quarter fiscal 2012. During the third quarter, operating activities generated cash of $32.6 million from higher earnings and reduced working capital requirements. MTS paid $4.0 million in dividends and invested $5.0 million in capital expenditures. Reflecting on the Company’s cash position, Dr. Graves noted, “The Company’s strong financial condition continues to provide MTS with the flexibility to invest in initiatives intended to enhance both top- and bottom-line financial performance.”

Segment Results

Test Segment:

“Our Test segment recorded another robust quarter and is generating momentum that we carry into the end of the fiscal year,” Dr. Graves added. “As expected, the backlog-conversion timing issues in the second quarter were rectified in the third quarter, leading to record revenue and operating earnings in this segment.”

Total orders for the Test segment were $123.5 million, up 2 percent compared to the prior year. As noted above, current year orders included two large orders totaling approximately $20 million, compared to three large orders totaling approximately $35 million in the prior-year. Excluding the large orders, base orders increased 19 percent. Geographically, orders were driven by Asia and the Americas from key wins in ground vehicles performance systems and increased demand in the materials market. Unfavorable currency translation impacted orders by 3 percentage points. Backlog was $272 million, flat compared to the third quarter of fiscal 2011.

MTS News Release

Revenue climbed 30 percent to $116.3 million, as a result of higher beginning backlog and continued strength in short-cycle orders. Currency translation had a 3 percent negative impact.

Gross profit was $49.2 million, an increase of $15.1 million and the gross margin rate was 42.2 percent, up 4.1 percentage points from the previous year. The higher gross margin rate reflects leverage from higher volume and productivity improvements.

Income from operations totaled $13.7 million, up $4.7 million compared to the prior year, due to both higher revenue and gross profit rate. Operating expenses rose by $10.4 million, primarily from the investments noted above and included $6.1 million of the $7.8 million accrual related to the previously mentioned U.S. Government matter.

Sensors Segment:

Dr. Graves, recapping the quarter for the Sensor’s business, said, “Performance in the Sensors segment during the quarter reflected general economic sluggishness in our industrial and mobile hydraulics markets. While orders were down, half of the percentage decline was due to currency translation. Despite this softness, we are pleased with the relatively stable margins in Sensors, as well as our expense control efforts. Our R&D investments and sales efforts directed toward new product applications in mobile hydraulics, as well as a rapidly expanding customer base in China for industrial equipment automation, point to a bright future when the global economy resumes more robust expansion.”

Orders were $24.5 million, a 12 percent decrease from the prior year, of which 6 percentage points was from an unfavorable impact of currency translation. Sensors experienced weaker demand in the Americas and Asia in the industrial and mobile hydraulics markets. Adjusting for currency translation, Europe orders were flat. Backlog decreased 23 percent to $15 million compared to the third quarter of fiscal 2011.

Revenue declined 8 percent to $25.4 million, driven by a 5 percent unfavorable currency translation impact and lower worldwide volume.

Gross profit was $14.5 million, down $1.3 million, or 8 percent, and the gross margin rate was 57.2 percent, relatively flat compared to the prior year. Income from operations was $4.5 million, a decrease of 33 percent, due to lower gross profit and expenses of $1.7 million (of the $7.8 million accrual) related to the previously mentioned U.S. Government matter.

Action by U.S. Government

As disclosed earlier this week, the Company has reached an agreement in principle with the U.S. Attorney’s Office for the District of Minnesota (“USAO”), subject to the approval of the U.S. Department of Justice (“DOJ”), settling for $7.75 million the DOJ’s potential claims against the Company for its past disclosures on its government certifications and representations in connection with federal government contracting. The settlement is not final until approved by the DOJ and until the Company and the USAO have signed the written settlement agreement. If approved, the agreement would terminate the U.S. Department of Commerce (“DOC”) and USAO investigation of the Company’s government contracting policies, general government contracting compliance record and practices in areas including export controls and government contracts. In connection with the agreement in principle, the Company accrued a loss contingency equal to the settlement amount.

Outlook

Dr. Graves concluded, “As we move toward the close of fiscal 2012, I am optimistic about the continuation of our positive momentum. While we will continue to monitor market conditions in Sensors, healthy order levels and a strong backlog in Test give us confidence in our revenue and EPS growth outlook. MTS’s technology leadership, an intense focus on customer intimacy, our broad geographic and application market exposure, and our considerable financial strength provide a superb foundation and fuel for generating future growth, and we continue to make investments designed to expand these future revenue streams.”

MTS News Release

“We affirm our previous expectations for revenue growth in the mid- to high- teens. The outlook for earnings per share growth from operations, excluding the settlement of the U.S. Government matter, is still anticipated to be in the low- to mid- teens.”

Non-GAAP Financial Measures

We believe that disclosing the earnings per share excluding the impact from the accrual related to an agreement in principle to settle the U.S. Government’s investigation of the Company is useful to investors as a measure of operating performance. We use this as one measure to monitor and evaluate operating performance. Earnings per share excluding this accrual is a financial measure that does not reflect generally accepted accounting principles (GAAP). We calculate this by adding back the after-tax effect of the accrual to net income and dividing the result by the weighted average shares outstanding. Investors should consider this non-GAAP financial measure in addition to, not as a substitute for or better than, financial measures prepared in accordance with GAAP. A reconciliation of the components of this measure to the most directly comparable GAAP financial measure is included in Exhibit C to this release.

Third Quarter Conference Call

A conference call will be held on August 3, 2012, at 10 a.m. EDT (9 a.m. CDT). Participants calling from the U.S. or Canada should call +1-877-856-1958 (Toll Free). International participants, excluding Canada, should call +1-719-325-4779.The conference pass code is “2939194.” Telephone re-play will be available until 12 p.m. CDT, August 9, 2012. Call +1-719-325-4813 (Toll Free: +1-877-856-1958); and reference the conference pass code “2939194”.

A transcript of the call can also be accessed from the MTS website at http://www.mts.com/en/Investor/index.htm. It will be available on August 7, 2012.

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of test systems and industrial position sensors. The Company’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 2,003 employees and revenue of $467 million for the fiscal year ended October 1, 2011. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

This release contains “forward-looking statements” regarding financial projections made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements.

Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: the Company’s significant international business; volatility in the global economy; competition; failure to achieve the Company’s growth plans for the expansion of its business; difficulties obtaining the services of skilled employees; failure to protect its intellectual property effectively or infringement upon the intellectual property of others; product liability and commercial litigation; difficulty obtaining materials or components for its products; government regulation; the irregularity and development of sales, delivery and acceptance cycle for the Company’s products; the Company’s customers are in cyclical industries; interest rate fluctuations; the Company may be required to recognize impairment charges for long-lived assets; an adverse outcome of the ongoing government investigation and proceedings that results in fines, penalties, or an extended suspension or debarment if the agreement in principle to settle the investigation is rejected by the U.S. Department of Justice; and increased governmental and regulatory scrutiny or negative publicity resulting from the current investigation. For a more thorough discussion of the risks associated with our business, see the “Risk Factors” section in the Company’s most recent SEC Form 10-K, 10-Q and 8-K filings. Except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

MTS News Release

MTS SYSTEMS CORPORATION

Consolidated Statements of Income

(unaudited - in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30,	July 2,	June 30,	July 2,
	2012	2011	2012	2011

Revenue	$141,697	$116,832	$404,413	$335,769
Cost of sales	78,029	67,002	225,642	190,360
Gross profit	63,668	49,830	178,771	145,409
Gross margin	44.9%	42.7%	44.2%	43.3%

Operating expenses:
Selling, general and administrative	40,389	30,354	103,717	82,904
Research and development	5,097	3,852	16,124	10,538
Total operating expenses	45,486	34,206	119,841	93,442

Income from operations	18,182	15,624	58,930	51,967
Operating margin	12.8%	13.4%	14.6%	15.5%

Interest income (expense), net	264	(74)	(154)	(824)
Other income (expense), net	81	856	(341)	973

Income before income taxes	18,527	16,406	58,435	52,116
Provision for income taxes	8,918	5,453	22,130	16,066
Net income	$9,609	$10,953	$36,305	$36,050

Earnings per share:
Basic-
Earnings per share	$0.60	$0.70	$2.29	$2.34
Weighted average number of common shares outstanding - basic	16,048	15,570	15,878	15,435

Diluted-
Earnings per share	$0.59	$0.69	$2.26	$2.29
Weighted average number of common shares outstanding - diluted	16,197	15,789	16,045	15,718

MTS News Release

MTS SYSTEMS CORPORATION

Consolidated Balance Sheets

(unaudited - in thousands, except per share data)

	June 30,	October 1,
	2012	2011
ASSETS

Current Assets:
Cash and cash equivalents	$145,512	$104,095
Accounts receivable, net	85,151	82,510
Unbilled accounts receivable	46,300	54,554
Inventories	65,570	65,987
Other current assets	19,503	16,910
Total current assets	362,036	324,056

Property and equipment, net	60,125	56,252

Goodwill	16,061	16,027
Intangibles, net	23,847	25,843
Other assets	5,061	5,681
Total Assets	$467,130	$427,859

LIABILITIES AND SHAREHOLDERS' INVESTMENT

Current Liabilities:
Short-term borrowings	$40,239	$40,285
Accounts payable	29,365	27,794
Advance payments from customers	61,909	63,307
Other accrued liabilities	66,822	64,228
Total current liabilities	198,335	195,614

Other long-term liabilities	19,756	21,397
Total Liabilities	218,091	217,011

Shareholders' Investment:
Common stock, $.25 par; 64,000 shares authorized: 16,052 and 15,632 shares issued and outstanding as of June 30, 2012 and October 1, 2011, respectively	4,013	3,908
Additional paid-in capital	22,362	5,319
Retained earnings	209,682	185,332
Accumulated other comprehensive income	12,982	16,289
Total shareholders' investment	249,039	210,848
Total Liabilities and Shareholders' Investment	$467,130	$427,859

MTS News Release

Exhibit A

MTS SYSTEMS CORPORATION

Segment Financial Information

(unaudited - in thousands)

	Three Fiscal Months Ended
	June 30,	July 2,
Test Segment	2012	2011	% Variance

Orders	$123,517	$121,664	2%

Revenue	$116,338	$89,346	30%
Cost of Sales	67,188	55,304	21%
Gross profit	49,150	34,042	44%
Gross margin	42.2%	38.1%

Operating expenses	35,476	25,101	41%

Income from operations	$13,674	$8,941	53%

Sensors Segment

Orders	$24,451	$27,804	-12%

Revenue	$25,359	$27,486	-8%
Cost of Sales	10,841	11,698	-7%
Gross profit	14,518	15,788	-8%
Gross margin	57.2%	57.4%

Operating expenses	10,010	9,105	10%

Income from operations	$4,508	$6,683	-33%

Total Company

Orders	$147,968	$149,468	-1%

Revenue	$141,697	$116,832	21%
Cost of Sales	78,029	67,002	16%
Gross profit	63,668	49,830	28
Gross margin	44.9%	42.7%

Operating expenses	45,486	34,206	33%

Income from operations	$18,182	$15,624	16%

MTS News Release

EXHIBIT B MTS SYSTEMS CORPORATION Reconciliation of Earnings Per Share Excluding an Accrual to GAAP Measure For the Three-Months Ended June 30, 2012 (unaudited - in thousands)

Net income	$9,609
Accrual to settle U.S. Government investigation	7,750
Net income excluding accrual *	$17,359

Earnings Per Share	$0.59
Earnings Per Share - Impact of accrual	0.48
Earnings per share excluding accrual *	$1.07

* Denotes Non-GAAP financial measure